EXHIBIT 99.1

News

MGE Energy Reports Fourth-Quarter and Full-Year 2023 Earnings

Madison, Wis., Feb. 21, 2024—MGE Energy, Inc. (Nasdaq: MGEE), today reported financial results for the fourth quarter and full year of 2023.

MGE Energy's GAAP (Generally Accepted Accounting Principles) earnings for the full year of 2023 were $117.7 million, or $3.25 per share, compared to $111.0 million, or $3.07 per share, for the same period in the prior year.

MGE continues to invest in new, cost-effective renewable generation, which is helping to fuel the company's asset growth. An increase in electric investments included in rate base contributed to increased electric earnings for 2023. The Red Barn wind project was completed in April 2023 and Badger Hollow II solar project was completed in December 2023.

During 2023, gas retail therm deliveries decreased approximately 13% compared to the prior year, primarily due to warmer-than-normal weather in 2023. Gas use by commercial and industrial customers was approximately 10% lower during 2023, and residential gas consumption decreased by approximately 15%.

MGE Energy's earnings for the fourth quarter of 2023 were $20.1 million, or 55 cents per share, compared to $21.1 million, or 58 cents per share, for the same period in the prior year. Gas net income decreased $1.9 million in the fourth quarter of 2023 compared to the same period in the prior year as a result of lower gas sales. During the fourth quarter of 2023, gas retail therm deliveries decreased approximately 15% compared to the fourth quarter of 2022, primarily due to warmer-than-normal weather in 2023.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended December 31,	2023	2022
Operating Revenues	$164,652	$189,833
Operating Income	$24,169	$27,935
Net Income	$20,083	$21,051
Earnings Per Share - basic	$0.55	$0.58
Earnings Per Share - diluted	$0.55	$0.58
Weighted average shares outstanding - basic	36,163	36,163
Weighted average shares outstanding - diluted	36,192	36,176

Year Ended December 31,	2023	2022
Operating Revenues	$690,431	$714,519
Operating Income	$146,385	$137,743
Net Income	$117,699	$110,952
Earnings Per Share - basic	$3.25	$3.07
Earnings Per Share - diluted	$3.25	$3.07
Weighted average shares outstanding - basic	36,163	36,163
Weighted average shares outstanding - diluted	36,186	36,174

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 163,000 customers in Dane County, Wis., and purchases and distributes natural gas to 176,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on MGE Energy's current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the "Risk Factors" sections in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

Contact:	Steve B. Schultz Media Relations 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com